                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                         UNIFIED WESTERN GROCERS, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                         UNIFIED WESTERN GROCERS, INC.
                5200 Sheila Street, Commerce, California 90040


                               ----------------

                   Notice of Annual Meeting of Shareholders
                               February 15, 2000

                               ----------------

  The Annual Meeting of Shareholders of Unified Western Grocers, Inc., a California corporation, will be held at the Doubletree Hotel, Lloyd Center, 1000 NE Multnomah Avenue, Portland, Oregon, on February 15, 2000 at 11:00 a.m., for the following purposes:

    1. To elect the twenty-four members of the Board of Directors for the ensuing year, nineteen by the holders of Class A Shares and five by the holders of Class B Shares.

    2. To transact such other business as may properly come before the meeting.

  The names of the nominees intended to be presented by the Board of Directors for election as Directors for the ensuing year are set forth in the accompanying proxy statement.

  Only shareholders of record at the close of business on December 17, 1999 will be entitled to vote at the meeting.

  All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          Robert M. Ling, Jr.,
                                          Executive Vice President, General
                                           Counsel and Corporate Secretary

December 27, 1999

                         UNIFIED WESTERN GROCERS, INC.
                5200 Sheila Street, Commerce, California 90040

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 INTRODUCTION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Unified Western Grocers, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held February 15, 2000, or at any adjournment thereof.

  A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a fully executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.

  Only the holders of record of Class A Shares and Class B Shares at the close of business on December 17, 1999 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 67,800 Class A Shares and 393,771 Class B Shares.

  These proxy materials will be first mailed to shareholders on or about January 5, 2000. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and its related material, will be paid by the Company. Proxies may be solicited by officers and regular employees of the Company by telephone or in person. These persons will receive no additional compensation for their services.

                 SOLICITATION REGARDING ELECTION OF DIRECTORS

Election of Directors

  At the Annual Meeting twenty-four directors (constituting the entire board) are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Nineteen directors are to be elected by the holders of the Company's Class A Shares and five directors are to be elected by the holders of the Company's Class B Shares.

  The following table sets forth certain information concerning the nominees for election to the Board of Directors. All of the nominees are currently serving as directors of the Company. All nominees have consented to being named herein as nominees and to serve as directors if elected.

                                    Age as   Year
                                      of     First     Principal Occupation
               Name                12/31/99 Elected     During Last 5 Years
               ----                -------- -------    --------------------
 NOMINEES FOR ELECTION
  BY CLASS A SHARES
                                                    President, Andronico's
 Bill Andronico...................    42     1999   Markets
                                                    President, Howard's On
 Gaylon G. Baese..................    62     1999   Scholls, Inc.
                                                    Co-owner, Mollie Stone's
 David M. Bennett.................    46     1999   Markets
 John Berberian...................    48     1991   President, Berberian
                                                    Enterprises, Inc.,
                                                    operating Jons Markets
 Edmund Kevin Davis...............    46     1998   President, Chairman and
                                                    Chief Executive Officer,
                                                    Bristol Farms Markets
                                                    President, Bales For Food,
 Kenneth W. Findley...............    60     1999   Bales Unico
                                                    President, Pokerville
 James F. Glassel.................    59     1999   Select Market
                                                    President, Goodwin & Sons,
 David M. Goodwin.................    49     1999   Inc.
                                                    President, Mar-Val Food
 Mark Kidd........................    49     1992   Stores, Inc.
 Jay McCormack....................    49     1993   Owner-Operator, Alamo
                                                    Market; Co-owner, Glen
                                                    Avon Apple Market
 Mary J. McDonald.................    65     1999   Secretary/Treasurer, Sweet
                                                    Home Thriftway/M&S Grocers
 Morrie Notrica...................    70     1988   President and Chief
                                                    Operating Officer, Joe
                                                    Notrica, Inc.
 Peter J. O'Neal..................    55     1999   President, Estacada Foods,
                                                    Inc.; White
                                                    Salmon Foods, Inc.
 Michael A. Provenzano, Jr. ......    57     1986   President, Pro & Son's,
                                                    Inc., President, Provo,
                                                    Inc. and President, Pro
                                                    and Family, Inc.
 Edward J. Quijada................    52     1998   Executive Vice President,
                                                    Tresierras Bros. Corp.,
                                                    operating Tresierras
                                                    Markets
 Gordon E. Smith..................    54     1999   President, Marlea Foods,
                                                    Inc.,
                                                    operating Vernonia Sentry
                                                    Market
                                                    President, Stump's Market,
 James R. Stump...................    61     1982   Inc.
                                                    Preisdent, Evergreen
 Kenneth Ray Tucker...............    52     1999   Markets, Inc.
                                                    President, Pioneer Super
 Floyd F. West....................    59     1999   Save, Inc.
 NOMINEES FOR ELECTION
  BY CLASS B SHARES
                                                    President, Super A Foods,
 Louis A. Amen....................    70     1974   Inc.
 Darioush Khaledi.................    53     1993   Chairman of the Board and
                                                    Chief Executive Officer,
                                                    K.V. Mart Co., operating
                                                    Top Valu Markets and Valu
                                                    Plus Food Warehouse
 Mimi R. Song.....................    42     1998   President and Chief
                                                    Executive Officer, Super
                                                    Center Concepts, Inc.
                                                    President, Gelson's
 Robert E. Stiles.................    60     1999   Markets
                                                    President, Wright's
 Richard L. Wright................    62     1999   Foodliner

Voting Rights

  Each class of shares is entitled to one vote for each share on those matters with respect to which the class is entitled to vote. However, if any shareholder gives notice of its intention to cumulate its votes in the election of directors, then all shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares for which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (nineteen at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the five directors to be elected by the holders of Class B Shares.

  In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected. Under the California Corporations Code, votes against a nominee and votes withheld have no legal effect.

  The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received by them for the election of the above nominees unless such authority is withheld as provided in the proxy. In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board of Directors. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board of Directors, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the above nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

  The Board of Directors recommends a vote "FOR" the election of each of the nominees listed above.

                            PRINCIPAL STOCKHOLDERS

  As of December 17, 1999, no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares or Class B Shares of the Company.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of December 17, 1999 by each director, or their affiliated companies, and by all directors, and their affiliated companies, as a group. No officer of the Company who is not a director owns shares of any class of the Company's stock.

                                                     Shares Owned
                                         -------------------------------------
                                           Class A Shares     Class B Shares
                                         ------------------ ------------------
      Name and
     Affiliated                           No.   % of Total   No.   % of Total
       Company                           Shares Outstanding Shares Outstanding
     ----------                          ------ ----------- ------ -----------
Louis A. Amen...........................   100     0.15%     9,961     2.53%
 Super A Foods, Inc. (1)
Bill Andronico..........................   100     0.15%     4,536     1.15%
 Andronico's Markets
Gaylon G. Baese ........................   100     0.15%       861     0.22%
 Howard's On Scholls
David M. Bennett .......................   100     0.15%     1,264     0.32%
 Mollie Stone's Markets
John Berberian..........................   100     0.15%     7,615     1.93%
 Berberian Enterprises, Inc.
Edmund Kevin Davis......................   100     0.15%       485     0.12%
 Bristol Farms Markets
Kenneth W. Findley......................   100     0.15%     2,521     0.64%
 Bales For Food, Bales Unico
James F. Glassel .......................   100     0.15%       163     0.04%
 Pokerville Select Market
David M. Goodwin........................   100     0.15%     1,311     0.33%
 Goodwin & Sons, Inc.
Darioush Khaledi........................   100     0.15%    16,691     4.24%
 K.V. Mart Co.(1)
Mark Kidd...............................   100     0.15%     1,950     0.50%
 Mar-Val Food Stores, Inc.
Jay McCormack...........................   300     0.44%     1.741     0.44%
 Alamo Market(2)
Mary J. McDonald........................   100     0.15%       860     0.22%
 Sweet Home Thriftway, M&S Grocers
Morrie Notrica .........................   100     0.15%     9,520     2.42%
 Joe Notrica, Inc.
Peter J. O'Neal.........................   100     0.15%        55     0.00%
 Estacada Foods, Inc. and White Salmon
  Foods, Inc.
Michael A. Provenzano, Jr. .............   100     0.15%     1,730     0.44%
 Pro & Son's, Inc.
Edward J. Quijada ......................   100     0.15%     2,409     0.61%
 Tresierras Bros. Corp.
Gordon E. Smith ........................   100     0.15%       812     0.21%
 Marlea Foods, Inc., operating Vernonia
  Sentry Market
Mimi R. Song ...........................   100     0.15%    18,277     4.64%
 Super Center Concepts, Inc.(1)
Robert E. Stiles .......................   100     0.15%     8,147     2.07%
 Gelson's Markets (1) (3)
James R. Stump .........................   100     0.15%     2,131     0.54%
 Stump's Market, Inc.
Kenneth Ray Tucker .....................   100     0.15%        19     0.00%
 Evergreen Markets, Inc.
Floyd F. West...........................   100     0.15%       646     0.16%
 Pioneer Super Save, Inc.
Richard L. Wright.......................   100     0.15%     5,929     1.51%
 Wright's Foodliner (1)
                                         -----     ----     ------    -----
                                         2,600     3.83%    99,634    25.30%
                                         =====     ====     ======    =====

--------
(1)  Elected by holders of Class B Shares.
(2) Mr. McCormack is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares and 402 Class B Shares (0.10% of the outstanding Class B Shares) and Yucaipa Trading Co., Inc. which owns 100 Class A Shares and 607 Class B Shares (0.15% of the outstanding Class B Shares).
(3) These shares are owned by Arden-Mayfair, Inc., the parent company of Gelson's Markets.

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of twelve meetings during the fiscal year ended August 28, 1999. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which the director served.

  The Company has an Audit Committee which presently consists of director Richard L. Wright, Committee Chairman, and directors David M. Goodwin, Jay McCormack, Mary J. McDonald and Floyd F. West. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Audit Committee. The Audit Committee, which met two times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual audit, and reviewing the Company's accounting practices and system of internal accounting controls.

  The Company has an Executive Compensation Committee which presently consists of director Mark Kidd, Committee Chairman, and directors John Berberian, Jay McCormack, Morrie Notrica, Gordon E. Smith and Mimi R. Song. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Executive Compensation Committee. The Executive Compensation Committee, which met four times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

  The Company has a Nominating Committee which presently consists of director James R. Stump, Committee Chairman, and directors David M. Bennett, Edmund Kevin Davis, Morrie Notrica, Peter J. O'Neal and Kenneth Ray Tucker. Louis A. Amen, Chairman of the Board of Directors, and Alfred A. Plamann, President and Chief Executive Officer, are ex-officio members of the Nominating Committee. The Nominating Committee, which met four times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

  As noted under the caption "Board Meetings and Committees", the Company's Executive Compensation Committee presently consists of Mark Kidd, Committee Chairman, and directors John Berberian, Jay McCormack, Morrie Notrica,
Gordon E. Smith and Mimi R. Song, as well as ex-officio member and Chairman of the Board, Louis A. Amen. For the fiscal year 1999, the Executive Compensation Committee consisted of Darioush Khaledi, Chairman, Louis A. Amen, Mark Kidd, Michael A. Provenzano, Jr. and James Stump.

  As Chairman of the Board, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled.

  In the course of its business, the Company has made loans and loan guarantees, and has entered into lease guarantees and subleases, involving its members patrons, herein referred to as "members" or "patrons." Refer to "Transactions With Management and Other Persons" on page 13 for a description of transactions the Company has entered into with certain patrons with which members of the Executive Compensation Committee are affiliated.

Report of Executive Compensation Committee on Executive Compensation

  The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon the Company's performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

Salary

  The Compensation Committee is responsible for the review of salary recommendations made by the Chief Executive Officer (CEO) for each officer. Such review is conducted in closed session and, with the exception of the CEO, without management personnel being present. This process is subjective and centers on the Compensation Committee's consideration of the CEO's evaluation of individual officers based on various subjective criteria. The criteria includes the CEO's perception of officer performance against individual officer responsibilities and goals, the relative value and importance of individual officer contributions toward organizational success, relative levels of officer responsibilities, changes in the scope of officer responsibilities, and officer accomplishments and contributions during the preceding fiscal year.

  The Compensation Committee sets the CEO's salary based on its assessment of the CEO's performance in light of the policies and considerations discussed directly above. In early fiscal year 1999, the Compensation Committee accepted the recommendation of the CEO that there be no increase in officer salaries, including that of the CEO, for fiscal year 1999. In connection with the merger with United Grocers, Inc., the increase in size of the combined entity and the increased responsibilities associated with the merger, the Compensation Committee, following a review of information provided by Compensation Resources Group, Inc., the Company's independent compensation advisors, recommended that the CEO's salary be increased, effective upon completion of the merger with United Grocers, Inc. Details with respect to the CEO's amended employment contract are set forth in "Executive Employment, Termination and Severance Agreements."

Annual Bonuses

  In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. For Company officers other than the CEO, bonuses for fiscal year 1999 are awarded pursuant to an annual executive incentive plan. The plan uses a performance matrix to determine an earned incentive, expressed as a percent of base salary. The performance measures are pre-patronage dividend income and revenue growth. The earned incentive determined by these performance measures, as may be adjusted at the discretion of the CEO, is awarded as a bonus. The CEO may raise or lower the bonus, up to a maximum of 25% percent of the earned incentive, based on individual contributions to the overall performance of the Company.

  The CEO's bonus is determined by the Committee's score of Company performance and CEO performance against specified criteria and performance targets. The criteria and performance targets are established by the Board of Directors at the beginning of the fiscal year. Company performance is determined by the weighted average of certain objective criteria (pre-patronage dividend income, capital adequacy and asset utilization), and scored against specified performance targets. CEO performance is scored based on the weighted average of certain subjective criteria (CEO leadership with the Board, CEO leadership with senior management, CEO impact on industry and community and performance of senior management as a team). The scores for Company performance and CEO performance comprise 60% and 40%, respectively, of the overall CEO score. In fiscal 1999, the CEO was eligible for a target annual bonus of 40% of base salary. Based on achieving target performance in fiscal 1999, the full target bonus was awarded.

  Bonuses awarded to named executives are disclosed in the Summary Compensation Table.

Benefits

  Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employee's Excess Benefit Plan which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1999 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection Plan II, which is described in connection with the Pension Plan Table.

                   Executive Compensation Committee Members

                               Darioush Khaledi, Chairman
                               Louis A. Amen
                               Mark Kidd
                               Michael A. Provenzano, Jr.
                               James Stump

Executive Officer Compensation

  The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer and to certain other executive officers of the Company.

                          Summary Compensation Table

                                        Annual Compensation
                                     -------------------------
                                     Fiscal                       All other
Name and principal position           Year  Salary($) Bonus($) compensation($)
---------------------------          ------ --------- -------- ---------------
Alfred A. Plamann                     1999   415,000  166,000      34,343(1)
President & Chief Executive Officer   1998   408,267  125,000      34,319
                                      1997   383,750  168,000      31,919
Corwin J. Karaffa                     1999   173,000   34,600      13,670(5)
Vice President Distribution           1998   170,250   20,760      13,212
                                      1997   159,750   32,400      11,083
Robert M. Ling, Jr.                   1999   204,000   71,000      16,098(3)
Executive Vice President, General
 Counsel and Secretary                1998   199,750   39,100      15,467
                                      1997   184,000   37,400       5,466
Richard J. Martin                     1999   250,000   75,000       5,949(4)
Executive Vice President, Finance &   1998    76,923   37,500           0
 Administration and Chief Financial
 Officer
Charles J. Pilliter                   1999   210,000   52,500      17,045(2)
Executive Vice President--Sales and
 Marketing                            1998   207,000   31,500      16,797
                                      1997   195,000   49,500      15,733

--------
(1) Consists of a $11,894 Company contribution to the Company's Employees' Sheltered Savings Plan, a $18,502 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $3,947 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(2) Consists of a $8,045 Company contribution to the Company's Employees' Sheltered Savings Plan, $7,916 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $1,075 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(3) Consists of a $11,148 Company contribution to the Company's Employees' Sheltered Savings Plan, a $4,394 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $556 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(4) Consists of a $4,846 Company contribution to the Company's Employees' Sheltered Savings Plan, a $269 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $834 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(5) Consists of a $9,727 Company contribution to the Company's Employees' Sheltered Savings Plan, a $3,354 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $589 representing the economic benefit associated with the Company paid premium on the Executive Life Plan. Mr. Karaffa's employment terminated subsequent to year end.

  The Company has a defined benefit pension plan which covers its non-union and executive employees. Benefits under this plan are based on formulas using compensation and employee service periods and are subject to the appropriate IRS tables and limitations. The Company's Executive Salary Protection Plan II, as amended, ("ESPP II"), provides additional post-termination retirement income based upon the participant's salary and years of service. The funding for this benefit is facilitated through the purchase of life insurance policies, the premiums for which are paid by the Company.

  ESPP II is targeted to provide eligible executives with a retirement benefit at age 62, including the defined benefit, of up to 65% of a participant's final salary, based on formulas which include years of service and salary. Executives become eligible for ESPP II after three years of service as an executive officer of the Company. Upon eligibility, executives receive credit for years of service with the Company at a rate of 5% per year up to a maximum of 13 years. Payments under ESPP II are discounted for executives who retire prior to age 62. At August 28, 1999, credited years of service for named officers are: Mr. Plamann, 10 years; Mr. Karaffa, 4 years; Mr. Ling, 3 years; Mr. Martin, 1 year; and Mr. Pilliter, 23 years. Executive officers first elected after December, 1998, will receive credit only for years of service as an executive officer.

  The following table illustrates the estimated annual benefits under the combined defined benefit plan and ESPP II plan. The amounts shown represent annual compensation for qualifying executives with selected years of service as if such executives had retired on August 28, 1999 at age 62.

                              PENSION PLAN TABLE

                                             Years of Service
                           -----------------------------------------------------
       Remuneration        5 Years  10 Years 15 Years 20 Years 25 Years 33 Years
       ------------        -------- -------- -------- -------- -------- --------
$100,000.................. $ 25,978 $ 51,955 $ 67,933 $ 68,910 $ 69,888 $ 71,452
 130,000..................   33,819   67,594   88,391   89,688   90,985   93,060
 160,000..................   41,740   83,481  109,221  110,963  112,703  115,488
 190,000..................   49,240   98,481  128,721  130,463  132,203  134,988
 220,000..................   56,740  113,481  148,221  149,963  151,703  154,488
 250,000..................   64,240  128,481  167,721  169,463  171,203  173,988
 300,000..................   76,740  153,481  200,221  201,963  203,703  206,488
 350,000..................   89,240  178,481  232,721  234,463  236,203  238,988
 400,000..................  101,740  203,481  265,221  266,963  268,703  271,488
 450,000..................  114,240  228,481  297,721  299,463  301,203  303,988

Executive Employment, Termination and Severance Agreements

  In connection with the completion of the merger with United Grocers, Inc., the Company amended its existing employment agreement with Alfred A. Plamann, the Company's President and Chief Executive Officer. The initial term of Mr. Plamann's amended contract is three years, commencing on September 29, 1999, the effective date of the merger with United Grocers, Inc. The initial term will be extended automatically for successive one year terms on each anniversary of the amended contract unless either party gives notice of an intention to terminate at least eleven months prior to such anniversary date. Under the amended contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $500,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann is also eligible for annual bonuses, up to a maximum of 60% of base salary, based on performance criteria established by the Board of Directors at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions. The amended contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation (other than a resignation following designated actions of the Company or its successor which trigger a right by Mr. Plamann to resign and receive severance benefits), death or disability, the amended contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

  In connection with the completion of the merger with United Grocers, Inc., the Company entered into an employment agreement with Terrence W. Olsen, the Company's Executive Vice President--Chief Operating Officer. The initial term of Mr. Olsen's contract is three years, commencing on September 29, 1999, the effective date of the merger with United Grocers, Inc. The initial term will be extended automatically for successive one year terms on each anniversary of the contract unless either party gives notice of an intention to terminate at least eleven months prior to such anniversary date. Under the contract, Mr. Olsen serves as the Company's Executive Vice President--Chief Operating Officer and receives a base salary, currently $300,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Olsen is also eligible to participate in the Company's Senior Management Incentive Compensation Plan and Executive Salary Protection Plan. Additionally, Mr. Olsen will receive employee benefits such as life insurance and pension and retirement contributions. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Olsen's resignation, death or disability. Except where termination is for cause or is due to Mr. Olsen's resignation (other than a resignation following designated actions of the Company or its successor which trigger a right by the executive to resign and receive severance benefits), death or disability, the contract provides that Mr. Olsen will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Olsen would also continue to receive employee benefits such as life insurance and pension and retirement contributions throughout the balance of the term of agreement.

  The Company has executed severance agreements with Senior Vice Presidents Robert M. Ling, Jr., Richard J. Martin and Charles J. Pilliter. The agreements extend until June 9, 2001, June 9, 2001 and April 3, 2000, respectively, and contain provisions for annual extensions subject to certain parameters. Among other provisions, the agreements provide for the payment of an amount equal to the executive's highest annual base salary during the three year period immediately prior to the date of termination plus an amount equal to the average annual incentive bonus paid during the three years prior to the date of termination if executive's employment is terminated by the Company other than for cause, disability, death or retirement or by the executive for good reason.

Director Compensation

  Each director receives a fee of $500 for each regular board meeting attended, $200 for each committee meeting attended and $200 for attendance at each board meeting of a subsidiary of the Company on which the director serves. In addition, directors are reimbursed for Company related expenses.

  Effective as of the first meeting following the Annual Meeting, and continuing thereafter, each director shall receive an annual payment of $7,500 as compensation for service a director of the Company and a member of any Board committees and subsidiaries, if applicable. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board shall receive annual compensation of $12,500, and each Vice Chairman shall receive annual compensation of $10,000.

Cumulative Total Shareholder Return

  The following graph sets forth the five year cumulative total shareholder return on the Company's shares as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG CERTIFIED GROCERS S&P 500 INDEX AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           CERTIFIED      S&P
(Fiscal Year Covered)        GROCERS        500 INDEX    Peer Group
-------------------          ----------     ---------     ----------
Measurement Pt- 9/3/94       $100           $100         $100
FYE   1995                   $101.7         $118.2       $108.5
FYE   1996                   $103.0         $137.1       $101.7
FYE   1997                   $107.5         $189.2       $106.5
FYE   1998                   $112.5         $201.3       $116.1
FYE   1999                   $115.5         $277.7       $124.5
*   Total return assumes reinvestment of dividends
**  Fiscal years ended September 2, 1995, August 31, 1996, August 30, 1997,
    August 29, 1998 and August 28, 1999

                TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

  All directors of the Company (or the firms with which such directors are affiliated) purchase grocery products and related products and services from the Company or its subsidiaries in the ordinary course of business.

  As described below, the Company has made loans and loan guarantees to, entered into lease guarantees and subleases with, entered into supply agreements with and made direct investments in patrons with which certain directors of the Company are affiliated.

Directors

 Loans and Loan Guarantees:

  Grocers Capital Company ("GCC") had the following loans outstanding at November 30, 1999 to members affiliated with directors of the Company as follows:

                                                      Aggregate Loan
                                                        Balance at     Maturity
   Director                                          November 30, 1999   Date
   --------                                          ----------------- ---------
                                                       (dollars in thousands)
   Darioush Khaledi.................................      $3,208            2004
   Bill Andronico...................................       2,618       2000-2004
   David M. Bennett.................................       2,000            2003
   Michael A. Provenzano, Jr. ......................         595            2006

  At November 30, 1999, the principal balances of loans to members affiliated with directors of the Company that were sold by GCC or United Resources, Inc. to National Consumer Cooperative Bank with recourse were as follows:

                                                      Aggregate Loan
                                                        Balances at    Maturity
   Director                                          November 30, 1999   Dates
   --------                                          ----------------- ---------
                                                       (dollars in thousands)
   Peter J. O'Neal..................................      $1,978            2004
   Michael A. Provenzano, Jr. ......................       1,164       2000-2005
   Gaylon Baese.....................................         610            2003
   Mark Kidd........................................         149            2003
   David M. Bennett.................................         137            2001
   James R. Stump...................................         113       1999-2001
   John Berberian...................................          14       1999-2000
   Jay McCormack....................................           8       1999-2000

  The Company provides loan guarantees to its members. GCC has guaranteed 10% of the principal amount of certain third party loans to K.V. Mart Co. (KV) of which director Darioush Khaledi is an affiliate. At November 30, 1999, the principal amount of this guarantee was $555,000.

 Lease Guarantees and Subleases:

  The Company has executed lease guarantees and subleases to its member-patrons. The Company has executed lease guarantees or subleases to members affiliated with directors or the Company at November 30, 1999 as follows:

                                                             Total
                                                   No. of   Current   Expiration
   Director                                        Stores Annual Rent  Date(s)
   --------                                        ------ ----------- ----------
                                                      (dollars in thousands)
   Darioush Khaledi...............................    5     $1,416    2004-2011
   Bill Andronico.................................    1        861         2014
   Richard L. Wright..............................    3        680    2001-2007
   Michael Provenzano, Jr. .......................    2        351    2016-2017
   John Berberian.................................    2        310    2001-2007
   Gaylon G. Baese................................    1        278         2005
   James R. Stump.................................    2        208    2001-2003
   Mimi R. Song ..................................    1        187         2004
   Mark Kidd......................................    1        121         2008

  The Company has committed to guarantee the store lease of a store currently under development affiliated with a director of Unified as follows:

                                                                        Total
                                                           Estimated   Current
   Director                                                  Term    Annual Rent
   --------                                                --------- -----------
   Edmund K. Davis........................................ 10 Years    $1,560

 Other Leases:

  The Company leases its produce warehouse to Joe Notrica, Inc., with which director Morrie Notrica is affiliated. The lease is for a term of five years expiring in November 2003. Monthly rent during the term is $24,000.

 Supply Agreements and Other:

  During the course of its business, the Company enters into supply agreements with members of the Company. These agreements typically require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowances. Members affiliated with directors Andronico, Bennett, Davis, Khaledi, Kidd, McCormack, Provenzano, Jr., and Song have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2004, but are subject to earlier termination in certain events.

  In August 1999, the Company purchased for $275,000 certain assets related to a store in Santee, California from an entity in which James R. Stump has an interest.

 Direct Investment:

  The Company owns 49% of the stock of RAF, LLC. Wright's Foodliner, Inc., which is controlled by director Richard L. Wright, owns 51% of the stock of RAF, LLC. During fiscal 1999, RAF, LLC purchased groceries and other products in the ordinary course of business from the Company on the same terms and conditions as the Company's other members.

Executive Officers

  On October 1, 1999, to facilitate Mr. Charles J. Pilliters's relocation to Southern California, the Company loaned to Mr. Pilliter, pursuant to a four year Note Secured by a Deed of Trust, $100,000 with interest at a rate of 7% per annum, interest only payable in arrears on January 15, 2000, January 15, 2001, January 15, 2002, January 1, 2003, and on maturity.

             SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  Under the present rules of the Securities and Exchange Commission (the "Commission"), and in view of the presently anticipated date of the Company's Proxy Statement for this year's Annual Meeting of Shareholders, the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is expected to be October 20, 2000. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Corporate Secretary of the Company at the address of the Company's principal executive office shown on the first page of this Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Robert M. Ling, Jr., Executive Vice
                                           President, General Counsel and
                                           Corporate Secretary

Dated: December 27, 1999

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended August 28, 1999, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of the Company at the address of the Company's principal executive office shown on the first page of this Statement.

                                     PROXY

                    SOLICITED BY THE BOARD OF DIRECTORS OF
                         UNIFIED WESTERN GROCERS, INC.

            FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 15, 2000

  The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints LOUIS A. AMEN, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares which the undersigned is entitled to vote and all of the Class B Shares which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Unified Western Grocers, Inc. (the "Company"), to be held on February 15, 2000, notice of which meeting and the proxy statement accompanying the same having been received by the undersigned, or at any adjournment thereof, as follows:

  1. ELECTION OF DIRECTORS.

   Election of Nineteen Directors by Class A Shares.
   Nominees: Bill Andronico, Gaylon G. Baese, David M. Bennett, John Berberian, Edmund Kevin Davis, Kenneth W. Findley, James F. Glassel, David M. Goodwin, Mark Kidd, Jay McCormack, Mary J. McDonald, Morrie Notrica, Peter J. O'Neal, Michael A. Provenzano, Jr., Edward J. Quijada, Gordon E. Smith, James R. Stump, Kenneth Ray Tucker and Floyd F. West.

   [_] FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

   [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

   Election of Five Directors by Class B Shares.

   Nominees: Louis A. Amen, Darioush Khaledi, Mimi R. Song, Robert E. Stiles and Richard L. Wright.

   [_] FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

   [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

  2. In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED "FOR" ITEM 1, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED: _____________, 2000

___________________________________________ _____________________________________________
Signature                                   Title
___________________________________________ _____________________________________________
Signature                                   Title
___________________________________________ _____________________________________________
Signature                                   Title

    PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary's full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

                  PLEASE COMPLETE, DATE, SIGN AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.